Exhibit 99.1

ADT Inc. 1501 Yamato Road Boca Raton, FL 33431 561.322.7235 www.adt.com

ADT REPORTS FIRST QUARTER 2018 RESULTS

Total revenue and Adjusted EBITDA up 5% and 7% year-over-year, respectively
Operating Cash Flow up 23% vs. prior year; Free Cash Flow before special items of $187 million
Continued momentum driven by improvements in customer retention, subscriber acquisition cost efficiency, and commercial expansion

FIRST QUARTER 2018 HIGHLIGHTS(1)

•	Total revenue of $1,116 million, up 5%

•	Adjusted EBITDA of $620 million, up 7%

•	Adjusted Net Income(2) of $249 million, up 26%

•	Adjusted Net Income per share of $0.34, up 10%

•	Operating cash flow of $505 million, up 23%

•	Free cash flow before special items of $187 million, up 7%

•	Trailing twelve-month gross customer revenue attrition of 13.6%, an improvement of 90 bps

•	Paid first quarterly cash dividend of $0.035 per share; declared second dividend today

•	Formally agreed to July redemption of $750 million of Koch Preferred Securities

BOCA RATON, FL – May 9, 2018 – ADT Inc. (NYSE: ADT) today reported the results for its first quarter of 2018.

“We continue to build momentum and are off to a strong start in our first quarter operating as a public company,” said Tim Whall, ADT’s Chief Executive Officer. “This quarter we continued to deliver strong year-over-year growth in revenue, EBITDA, and cash flow. Operationally, we continued to execute on our commitment to enhance our customer service capabilities and implement operational improvements. As a result, we lowered attrition to a new all-time low of 13.6% and improved revenue payback. I am pleased with our first quarter results and our management team is excited to continue executing our strategy to drive free cash flow growth and create long-term shareholder value.”

FIRST QUARTER 2018 RESULTS
The Company reported total revenue of $1,116 million, a net loss of $157 million, and Adjusted EBITDA of $620 million for the first quarter of 2018.

Total revenue was $1,116 million, up 5% year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1,017 million of total revenue, was up 2% over the same period last year. The growth in M&S revenue was attributable to an increase in monthly recurring revenue, largely driven by higher average prices combined with improvements in gross customer revenue attrition. In addition to M&S revenue, total revenue was up by an additional $38 million from last year, primarily driven by commercial revenues as a result of the successful execution of our commercial growth strategy.

Adjusted EBITDA in the first quarter was $620 million, up 7%, or $43 million from the same period last year. First quarter Adjusted EBITDA growth was a result of higher M&S revenue, which flows through at higher margin rates, combined with lower expensed SAC, and lower G&A expenses. The results include a net benefit of approximately $15 million, primarily attributable to a legal settlement.

Adjusted Net Income(2), which is a measurement of operating performance and is defined as Adjusted EBITDA less cash net interest expense, cash taxes, and net capitalized SAC, was $249 million versus $197 million last year, an increase of $52 million. The improvement in Adjusted Net Income is due to year-over-year growth in Adjusted EBITDA of $43 million and lower cash interest. On a per share basis, Adjusted Net Income was $0.34, an increase of 10% from the same period last year.

The Company reported a net loss of $157 million, compared to prior year’s loss of $141 million. Excluding special items, GAAP diluted earnings per share was $(0.03) versus $(0.08) in the prior year.

Trailing twelve-month gross customer revenue attrition reached an all-time low in the quarter, ending at 13.6%, an improvement of 90 basis points year-over-year. The reduction is due to the Company’s focus on adding new high-quality customers and enhancing customer service levels in its field offices and call centers.

Trailing twelve-month customer revenue payback improved to 2.5 years from 2.6 years in the first quarter of 2017. The improvement was the result of more efficient sales and marketing spend as the Company identified opportunities to lower the cost per sale combined with reductions in net installation cost largely driven by variance performance management throughout its field offices.

Operating cash flow in the quarter was $505 million, up from $412 million in the same period last year, and free cash flow before special items grew to $187 million from $175 million. The year-over-year improvement in free cash flow before special items was driven by growth in Adjusted EBITDA and lower interest, slightly offset by the quarterly timing of working capital and other.

STRATEGIC HIGHLIGHTS
ADT Go: Extending 24/7 Protection Beyond the Home - The Company announced the launch of ADT Go during this year’s Consumer Electronics Show in Las Vegas, Nevada. ADT Go is an innovative and easy-to-use mobile app that transforms families’ smart phones into mobile personal security devices, giving users peace of mind in knowing loved ones are safe regardless of where life takes them. The application was created in partnership with trusted locator and communication tool Life360 and offers 24/7 emergency response from ADT’s live monitoring agents, backed by Life360’s proprietary location technology.

Expansion of Commercial Capabilities - The Company continued to further strengthen its footprint in the Commercial security market as it closed the acquisitions of Aronson Security Group (“Aronson”) and Acme Security Systems (“Acme”). Headquartered in Renton, Washington, Aronson employs nearly 170 employees and has been in business over 55 years. Acme Security Systems was among the largest privately held security system integrators in the Bay Area, and is focused on electronic systems, access control, and video networks. Acme was founded in 1974 and is headquartered in San Francisco, California. The addition of two leading, strategic commercial security businesses to the ADT platform is an exciting step in ADT’s strategy to further drive commercial growth and expansion.

Awards & Recognition - The Company was recognized for its progress in its Commercial and Multi-Site channels and was presented with both the “Installer of the Year” and “Integrated Installation of the Year” awards during the security industry’s annual SAMMY awards ceremony. Now in its 23rd year, the SAMMY Awards were created to recognize and honor best-in-class installing security dealers and integrators for their marketing, business, installation and overall excellence.
“We continue to execute our strategy and make progress toward achieving our long-term goals. Expanding our Commercial and Multi-Site capabilities is a key part of our strategy, and I am proud of the progress we have made so far,” said Whall.
CAPITAL STRUCTURE HIGHLIGHTS
Quarterly Dividend - On May 9, 2018, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of June 25, 2018. This dividend will be paid on July 10, 2018.
Redemption of Prime Notes - On February 21, 2018, the Company redeemed $594 million aggregate principal amount of the Prime Notes using a portion of the net proceeds received from the IPO, and incurred a loss on extinguishment of debt of $62 million related to the payment of the call premium and the write-off of a portion of the unamortized debt issuance costs.
Capital Structure - The ratio of the Company’s net debt to trailing twelve-month Adjusted EBITDA implied net leverage of 4.0x as of March 31, 2018. Cash and cash equivalents as of March 31, 2018 totaled $258 million. Additionally, the Company has set aside $750 million of restricted cash for the redemption of the principal balance of the Koch Preferred Securities. The Company will redeem the Preferred Securities in July of 2018.

(1) All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Adjusted Net Income, net income or loss before special items, diluted earnings per share before special items, and net leverage ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures.

(2) Adjusted Net Income was referred to as Cash Net Income in the prior quarter. There has been no change in the calculation of the measure.

Media Inquiries:	Investor Relations:
Jason Shockley tel: 561.322.7235 jshockley@adt.com	Jason Smith - ADT Sloan Bohlen - Solebury Communications tel: 817.928.1646 investorrelations@adt.com

Conference Call
Management will discuss the Company’s first quarter results during a conference call and webcast today beginning at 8:30 a.m. (ET). The conference call can be accessed as follows:

•	By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT First Quarter 2018 Earnings Conference Call

•	Live webcast accessed through ADT’s website at investor.adt.com.
An audio replay of the conference call will be available from approximately 11:30 a.m. ET on May 9, 2018 until 11:59 p.m. ET on May 23, 2018, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13678971, or by accessing ADT’s website at

investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.
From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at http://investors.adt.com.
About ADT Inc.

ADT is a leading provider of security and automation solutions for homes and businesses in the United States and Canada, people on-the-go and their networks. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 17,500 people in the United States and Canada.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we also disclose the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Adjusted Net Income, diluted earnings per share (“EPS”) before special items, and leverage ratio. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets, amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments related to fair value of deferred revenue under GAAP, (vii) merger, restructuring, integration, and other costs, (viii) financing and consent fees, (ix) foreign currency gains/losses, (x) loss on extinguishment of debt, (xi) radio conversion costs, (xii) management fees and other charges, and (xiii) other non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
We define Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; capitalized costs associated with transactions in which we retain ownership of the security system; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.
Adjusted Net Income is a non-GAAP measure that we present to provide additional information to investors about our operating performance. We define Adjusted Net Income as Adjusted EBITDA less (1) capitalized subscriber acquisition costs, (2) cash taxes, and (3) cash interest paid, including interest on our preferred securities. Given our capital intensive business model, high debt levels, and the fact we are a low cash income tax paying Company due to our significant net operating loss, the Company uses this measure to reflect the cash portion of such adjusted items mentioned above to further evaluate our operational performance. There are material limitations to using Adjusted Net Income. Adjusted Net Income does not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted Net Income in conjunction with net income or loss as calculated in accordance with GAAP.
Diluted EPS before special items is a non-GAAP measure that may be used from time to time and should not be considered a replacement for GAAP results. Diluted EPS before special items is defined as earnings per diluted share adjusted for (i) share-based compensation expense, (ii) purchase accounting adjustments related to fair value of deferred revenue under GAAP, (iii) merger, restructuring, integration, and other costs, (iv) financing and consent fees, (v) foreign currency gains/losses, (vi) loss on extinguishment of debt, (vii) radio conversion costs, (viii) management fees and other charges, (ix) other non-cash items, and (x) the impact these adjusted items have on the effective tax rate. The difference between net income or loss and diluted EPS before special items and net income or loss and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that diluted EPS before special items is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measure of diluted EPS before special items may not be directly comparable to similar measures reported by other companies. The limitation of this measure is that it excludes the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss and EPS. This limitation is best addressed by using the non-GAAP measure in combination with the most comparable GAAP measure in order to better understand the amounts, character and impact of any increase or decrease on reported results.
The leverage ratio may be presented as the ratio of Adjusted EBITDA to total debt. The leverage ratio is a useful measure of the Company’s credit position and progress towards leverage targets. Refer to the discussion on Adjusted EBITDA for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
The Company is not providing a quantitative reconciliation of our non-GAAP financial outlook, if presented herein, to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP financial outlook, other than those described above, are difficult to predict and are primarily dependent on future uncertainties. The GAAP measures excluded from our non-GAAP financial outlook for which we do not prepare a reconcilable GAAP forecast include the factors described above, where applicable.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$258	$123
Current portion of restricted cash and cash equivalents	4	4
Accounts receivable trade, net	151	149
Inventories	83	86
Work-in-progress	23	21
Prepaid expenses and other current assets	102	73
Total current assets	622	456
Property and equipment, net	328	332
Subscriber system assets, net	2,891	2,893
Intangible assets, net	7,716	7,857
Goodwill	5,078	5,071
Deferred subscriber acquisition costs, net	343	282
Noncurrent restricted cash and cash equivalents	750	—
Other assets	132	124
Total Assets	$17,859	$17,015

Liabilities and Stockholders' Equity
Current Liabilities:
Current maturities of long-term debt	$49	$48
Accounts payable	201	188
Deferred revenue	319	309
Accrued expenses and other current liabilities	411	351
Total current liabilities	979	896
Long-term debt	9,528	10,121
Mandatorily redeemable preferred securities	708	682
Deferred subscriber acquisition revenue	413	369
Deferred tax liabilities	1,382	1,377
Other liabilities	125	137
Total Liabilities	13,135	13,582
Total Stockholders' Equity	4,724	3,433
Total Liabilities and Stockholders' Equity	$17,859	$17,015
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,
	2018	2017
Monitoring and related services	$1,017	$998
Installation and other	99	62
Total Revenue	1,116	1,059
Cost of revenue (exclusive of depreciation and amortization shown separately below)	248	219
Selling, general and administrative expenses	305	353
Depreciation and intangible asset amortization	484	461
Merger, restructuring, integration, and other costs	8	21
Operating income	71	6
Interest expense, net	(174)	(181)
Loss on extinguishment of debt	(62)	(1)
Other (expense) income	—	4
Loss before income taxes	(165)	(172)
Income tax benefit	8	32
Net loss	$(157)	$(141)

Diluted EPS before special items(1)	$(0.03)	$(0.08)

Net loss per share:
Basic and Diluted	$(0.22)	$(0.22)

Weighted-average number of shares:
Basic and Diluted	729	641
Note: amounts may not add due to rounding
_______________________
(1) Represents a non-GAAP measure, see below for the reconciliation to the nearest GAAP measure.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Three Months Ended
	March 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(157)	$(141)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	484	461
Amortization of deferred subscriber acquisition costs	13	10
Amortization of deferred subscriber acquisition revenue	(17)	(9)
Share-based compensation expense	49	2
Deferred income taxes	(6)	(35)
Provision for losses on accounts receivable and inventory	13	13
Loss on extinguishment of debt	62	1
Other non-cash items, net	—	24
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(43)	(42)
Deferred subscriber acquisition revenue	62	60
Other, net	44	68
Net cash provided by operating activities	505	412
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(160)	(144)
Subscriber system assets	(138)	(152)
Capital expenditures	(33)	(34)
Acquisition of businesses, net of cash acquired	(36)	—
Other investing	—	21
Net cash used in investing activities	(367)	(308)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of fees	1,410	—
Proceeds from long-term borrowings	—	934
Repayment of long-term borrowings, net of call premiums	(662)	(287)
Dividends	—	(550)
Other financing	—	(1)
Net cash provided by financing activities	748	97

Net increase in cash and cash equivalents and restricted cash	885	200
Cash and cash equivalents and restricted cash at beginning of period	127	91
Cash and cash equivalents and restricted cash at end of period	$1,012	$291
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(in millions)	2018	2017	2018
Net (loss) income	$(157)	$(141)	$327
Interest expense, net	174	181	726
Income tax benefit	(8)	(32)	(740)
Depreciation and intangible asset amortization	484	461	1,886
Merger, restructuring, integration and other costs	8	21	52
Financing and consent fees	—	62	2
Foreign currency losses / (gains)	1	(3)	(20)
Loss on extinguishment of debt	62	1	65
Other non-cash items	—	13	—
Radio conversion costs	1	4	9
Amortization of deferred subscriber acquisition costs	13	10	54
Amortization of deferred subscriber acquisition revenue	(17)	(9)	(55)
Share-based compensation expense	49	2	58
Management fees and other charges	9	7	30
Adjusted EBITDA	$620	$577	$2,395
Adjusted EBITDA Margin (as percentage of M&S Revenue)	60.9%	57.8%	59.2%
Note: amounts may not add due to rounding

Adjusted Net Income

	For the Three Months Ended
	March 31,
(in millions, except per share data)	2018	2017
Adjusted EBITDA	$620	$577
Capitalized SAC	(279)	(278)
Cash taxes	2	(2)
Cash interest	(94)	(100)
Adjusted net income	$249	$197

Adjusted net income per share	$0.34	$0.31

Diluted weighted-average number of shares outstanding	729	641
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Free Cash Flow Before Special Items

	For the Three Months Ended
	March 31,
(in millions)	2018	2017
Net cash provided by operating activities	$505	$412
Dealer generated customer accounts and bulk account purchases	(160)	(144)
Subscriber system assets	(138)	(152)
Capital expenditures	(33)	(34)
Free Cash Flow	174	82
Financing and consent fees	—	62
Restructuring and integration payments	6	12
Integration related capital expenditures	4	6
Management fees and other payments	2	7
Radio conversion costs	2	5
Free Cash Flow before special items	$187	$175
Note: amounts may not add due to rounding
Net Loss Before Special Items(b)

	For the Three Months Ended
	March 31,
(in millions)	2018	2017
Net loss	$(157)	$(141)
Merger, restructuring, integration, and other costs	6	13
Financing and consent fees	—	55
Foreign currency losses / (gains)	1	(2)
Loss on extinguishment of debt	47	1
Radio conversion costs	1	2
Share-based compensation expense	37	2
Other	2	17
Tax specials(1)	39	—
Net loss before special items	$(25)	$(53)
Note: amounts may not add due to rounding
_______________________
(1) Represents one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Diluted EPS Before Special Items

	For the Three Months Ended
	March 31,
(in millions, except per share data)	2018	2017
Diluted EPS (GAAP)	$(0.22)	$(0.22)
Impact of special items(1)	0.18	0.14
Diluted EPS before special items	$(0.03)	$(0.08)

Diluted weighted-average number of shares outstanding	729	641
Note: amounts may not add due to rounding
_______________________

(1)	Items have been presented net of tax where applicable.
Net Leverage Ratio

March 31,
(in millions)	2018
Revolver	$—
First lien term loan	3,527
First lien notes	3,750
Capital leases	39
Total first lien debt (1)	7,316
Second lien notes(1)	2,546
Preferred securities(2)	820
Total debt + Preferred securities	10,681
Cash and cash equivalents(3)	1,008
Net debt + Preferred securities	9,673
LTM adjusted EBITDA	$2,395
Net leverage ratio	4.0x
Note: amounts may not add due to rounding
_______________________

(1)	Debt amounts represent principal value.

(2)	Includes accrued interest.

(3)	Includes noncurrent restricted cash for the redemption of Preferred Securities.